Exhibit 99.2

SIGA FILES CONSENSUAL PLAN OF REORGANIZATION

NEW YORK – (BUSINESS WIRE) – SIGA Technologies, Inc., a company specializing in the commercialization of solutions for serious unmet medical needs and biothreats, announced today that it filed its Debtor’s Chapter 11 Plan (the “Plan”) under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

The Plan is subject to confirmation by the Bankruptcy Court in accordance with the provisions of the Bankruptcy Code.

The Plan, which is supported by the Official Committee of Unsecured Creditors, will enable SIGA to emerge from chapter 11 and to continue the litigation of its dispute with PharmAthene, Inc. without posting a bond or other security, until that litigation is finally determined.

Pursuant to the Plan:

•	Prepetition unsecured claims (other than PharmAthene’s claim) will be paid in cash in full;

•	Once PharmAthene’s claim has been finally determined through completion of the ongoing litigation, SIGA will have 120 days (subject to a possible 90 day extension) to select one of the following options to treat PharmAthene’s claim under the Plan:

1.	Payment in full in cash, including accrued interest;

2.	Compliance with the terms of the order finally determining the claim (for example, if such order provides for the payment of a royalty stream);

3.	Delivery to PharmAthene of 100% of newly-issued stock of SIGA, with all existing shares of SIGA’s common stock being cancelled with no distribution to existing shareholders on account thereof; or

4.	Such other option as the parties may mutually agree.

•	SIGA will be required to comply with certain affirmative and negative covenants from the date the Plan becomes effective until the covenants are terminated as provided under the Plan, and if SIGA breaches any covenant, PharmAthene is entitled to exercise certain remedies provided in the Plan.

The above summarizes certain of the terms, conditions and other provisions found in the Plan and does not describe all such terms, conditions and other provisions of the Plan, some of which you may deem material. The above description is qualified entirely by the Plan, a copy of which can be found at https://cases.primeclerk.com/siga/

ABOUT SIGA TECHNOLOGIES, INC.

We are a company specializing in the development and commercialization of solutions for serious unmet medical needs and biothreats. Our lead product is Tecovirimat, also known as ST-246®, an orally administered antiviral drug that targets orthopoxviruses. While Tecovirimat is not yet licensed as safe or effective by the U.S. Food & Drug Administration, it is a novel small-molecule drug that is being delivered to the Strategic National Stockpile under Project BioShield. For more information about SIGA, please visit SIGA's web site at www.siga.com. The SIGA Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4504.

FORWARD-LOOKING STATEMENTS

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements relating to our chapter 11 case and our on-going litigation with PharmAthene, Inc. Such forward-looking statements are subject to various known and unknown risks and uncertainties and SIGA cautions you that any forward-looking information provided by or on behalf of SIGA is not a guarantee of future performance. SIGA's actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond SIGA's control, including, but not limited to, (i) the risk that potential products that appear promising to SIGA or its collaborators cannot be shown to be efficacious or safe in subsequent pre-clinical or clinical trials, (ii) the risk that SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market these or other potential products, (iii) the risk that SIGA may not be able to obtain anticipated funding for its development projects or other needed funding, including from anticipated governmental contracts and grants, (iv) the risk that SIGA may not complete performance under the BARDA Contract on schedule or in accordance with contractual terms, (v) the risk that SIGA may not be able to secure or enforce sufficient legal rights in its products, including intellectual property protection, (vi) the risk that any challenge to SIGA's patent and other property rights, if adversely determined, could affect SIGA's business and, even if determined favorably, could be costly, (vii) the risk that regulatory requirements applicable to SIGA's products may result in the need for further or additional testing or documentation that will delay or prevent seeking or obtaining needed approvals to market these products, (viii) the risk that one or more protests could be filed and upheld in whole or in part or other governmental action taken, in either case leading to a delay of performance under the BARDA Contract or other governmental contracts, (ix) the risk that the BARDA Contract is modified or canceled at the request or requirement of the U.S. government, (x) the risk that the volatile and competitive nature of the biotechnology industry may hamper SIGA's efforts to develop or market its products, (xi) the risk that the changes in domestic and foreign economic and market conditions may affect SIGA's ability to advance its research or may affect its products adversely, (xii) the effect of federal, state, and foreign regulation, including drug regulation and international trade regulation, on SIGA's businesses, (xiii) the risk that our outstanding indebtedness or chapter 11 case may make it more difficult to obtain additional financing, (xiv) the risk that our internal controls will not be effective in detecting or preventing a misstatement in our financial statements, (xv) the risk that some amounts received and recorded as deferred revenue may someday be determined to have been more properly characterized as revenue when received, (xvi) the risk that some amounts received and recorded as deferred revenue ultimately may not be recognized as revenue, (xvii) the risk that any action regarding the affirmation of the post-remand opinion may not be successful or that an appeal, if any, by SIGA may result in a different, less favorable ruling that could materially and adversely affect the Company, (xviii) the risk that any appeal or remand may result in extended and expensive litigation, (xix) the risk that continued litigation with PharmAthene, Inc. may impede SIGA's efforts to continue to grow, (xx) the risk that SIGA may not be able to establish its intended positions or otherwise may not prevail in any further court proceedings with respect to the litigation with PharmAthene, Inc. and (xxi) the costs and expenses and other inherent uncertainty attendant to a chapter 11 case. More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this presentation, is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in other documents that SIGA has filed with the SEC. SIGA urges investors and security holders to read those documents free of charge at the SEC's web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. Forward-looking statements are current only as of the date on which such statements were made, and except for our ongoing obligations under the United States of America federal securities laws, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events, or otherwise.